Exhibit 99.1

Miller Exploration Company Announces 1st Quarter 2003 Financial Results and Operational Update

Traverse City, Michigan—(PRNewswire)—May 13, 2003—Miller Exploration Company (NASDAQ: MEXP), the “Company” or “Miller” announces 1st quarter 2003 financial results and operational update.

Kelly Miller, CEO, stated, “As previously announced in our March 4, 2003 press release, the Company has positioned itself over a period of time as an ideal candidate for considering strategic opportunities such as a merger, joint venture, sale of the Company or its assets. Our financial advisor, C.K. Cooper & Company has been assisting us and we continue to make progress in our process of evaluating strategic alternatives, which would benefit the Company’s shareholders. It is anticipated that this process could be concluded within the next few weeks.”

FIRST QUARTER 2003 HIGHLIGHTS INCLUDE:

•	$1.9 million improvement in working capital since December 31, 2002.

•	Long term debt balance reduced to zero at March 31, 2003.

•	Oil and gas revenues increased 35% from the same quarter last year.

•	Depreciation, Depletion and Amortization expense decreased 22% from the same quarter last year.

•	General and Administrative expenses decreased 15% from the same quarter last year.

•	Interest expense decreased 92% from the same quarter last year.

•	Earnings per share improved $.40 since December 31, 2002.

FIRST QUARTER 2003 FINANCIAL RESULTS

Oil and natural gas revenues for the quarter ended March 31, 2003 increased 35% to $3.6 million from $2.7 million for the comparable period in the prior year. The revenues for the quarter ended March 31, 2003 and 2002 include approximately $(0.2) million and $0.2 million of hedging gains (losses), respectively. Production volumes for the quarter ended March 31, 2003, decreased 38% to 582 MMcfe from 943 MMcfe for the comparable period in the prior year. Oil and natural gas production from the Mississippi Salt Basin properties continued a downward trend. The Company’s sale of its interest in the Pine Grove Field assets in Mississippi on August 1, 2002, and normal depletion contributed to a reduction in production volumes. The Company has experienced successes recently on the last four wells drilled in the North Monroeville Field in Alabama, in which the Company has an approximate 9.3% working interest. The Company does not expect the production from these new wells to arrest the declining production trend. Average realized oil prices, net of hedging transactions, for the quarter ended March 31, 2003, increased 64% to $30.42 per barrel from $18.50 per barrel experienced during the comparable period of 2002. Average realized natural gas prices, net of hedging transactions, for the quarter ended March 31, 2003, increased 141% to $6.64 per Mcf from $2.75 per Mcf for the comparable period of 2002.

Lease operating expenses (“LOE”) and production taxes for the quarter ended March 31, 2003, increased 28% to $0.6 million from $0.4 million for the comparable period in the prior year. The LOE component for the quarter ended March 31, 2003, was unchanged from the $0.3 million for the same period of the prior year. Production taxes for the quarter ended March 31, 2003, increased 246% to $0.3 million from $0.1 million for the comparable period in the prior year due to increased revenues and the absence of production tax exemptions as a result of high commodity prices.

Depreciation, depletion and amortization (“DD&A”) expense for the quarter ended March 31, 2003, decreased 22% to $1.6 million from $2.1 million for the comparable period in the prior year, due to decreased production volumes and a reduced property cost basis after the $7.0 million cost ceiling writedown recognized at June 30, 2002.

General and administrative expenses for the quarter ended March 31, 2003, decreased 15% to $0.6 million from $0.7 million for the comparable period of the prior year. Although general and administrative expenses (“G&A”) decreased by only $0.1 million, there were several significant changes in the components thereof. Salaries and benefits declined 50% in the first quarter of 2003 compared to the same quarter of 2002 due to a 35% decrease in the number of full-time employees to 15 from 23 and an aggregate 23% salary reduction taken by certain management personnel in July 2002. In February 2003, the Company closed its office in Houston, Texas, and incurred a $0.1 million loss associated with disposal of office furniture and abandonment of office improvements. Substantially, all other G&A costs decreased due to the reduced staff level and other cost cutting measures.

Interest expense for the quarter ended March 31, 2003, decreased to $0.015 million from $0.2 million for the comparable period in the prior year. This decrease is attributable to: (1) a decrease in the average outstanding credit facility balance during the first quarter of 2003 compared to the same quarter of the prior year; (2) full payment of the amount owed pursuant to the note held by Veritas in December 2002; and (3) lower interest rates associated with the Bank One credit facility which are prime rate sensitive.

On January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 requires entities to record the fair value of retirement obligations associated with tangible long-lived assets in the period in which the obligation is incurred. The respective asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is allocated to expense using a systematic and rational method over the assets’ useful lives. At January 1, 2003, the Company recorded a $517,000 retirement obligation related to processing plants, pipelines, and oil and gas well plugging and abandonment liabilities. The cumulative effect of the change in accounting resulted in a $450,000 charge as reflected in the Company’s Consolidated Statements of Operations for the quarter ended March 31, 2003.

Net income (loss) for the quarter ended March 31, 2003, was $0.4 million compared to $(0.4) million for the same period in the prior year, as a result of the factors described above.

OPERATIONAL UPDATE

Monroeville Field, Monroe County, Alabama: As was previously announced, the Williams #1-4 and Williams #1-5 were perforated and opened to sales on January 21, 2003. The Williams #1-4 had an initial flow rate of 470 BOPD on a 9/64” choke and 1300 psi flowing tubing pressure. The Williams #1-5 had an initial flow rate of 650 BOPD on an 11/64” choke and 1150 psi flowing tubing pressure. Both wells continue to produce at strong rates. The Company has approximately a 10% working interest in this field.

Currently, the Barnett 36-14 #1 is drilling below 9,700 feet. Projected total depth is 11,500 feet in the Frisco City Sand. This well is being drilled as a step-out to North Monroeville Field, and should reach its objective by the end of the month. The Company has approximately a 10% working interest in this well.

Following the completion of drilling operations on the Barnett 36-14 #1, plans are to move the drilling rig to the Odom 34-7 #1. This well is proposed as an 11,100 foot Frisco City sand test. The Company has approximately a 10% working interest in this well.

Kola Dome Field, Covington County, Mississippi:

The Thoth #1 well, which has not produced since the fourth quarter of 2002, has been re-worked and is currently flowing at a rate of 459 Mcf gas per day. This restored production follows a series of remediation attempts starting in January and ending with a fracture treatment completed in May. The Company has approximately a 16.37% working interest in this well.

Miller reported a production exit rate for the first quarter of 2003 of 5,400 Mcf of gas and 296 Bbl of oil per day as compared to production of 5,500 Mcf of gas and 300 Bbl of oil per day as of December 31, 2002.

Miller is an independent oil and gas exploration and production company with established exploration efforts concentrated primarily in the Mississippi Salt Basin, Alabama, and the Blackfeet Reservation in Montana. Miller emphasizes the use of 3-D seismic data analysis and imaging, as well as other emerging technologies, to explore for and develop oil and natural gas in its core exploration areas. Miller is the successor to the independent oil and natural gas exploration and production business first established in Michigan by members of the Miller family in 1925. Miller’s common shares trade on the NASDAQ Small Cap Market under the symbol MEXP.

Except for the historical data herein, the matters discussed in this press release are opinions, expectations of future plans, assumptions, and estimates that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a wide range of risks and uncertainties, and there is no assurance that the Company’s goals, estimates and expectations will be realized. Any number of important factors could cause actual results to differ materially from those in the forward looking statements, including but not limited to the volatility of oil and gas prices and changes in oil and gas drilling and acquisition programs, operating risks, production rates, reserve replacement, reserve estimates, the effect of the Company’s hedging activities, the actions of customers and competitors, government regulations, changes in general economic conditions, and the state of domestic capital markets and uncertainties more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.

CONTACT:	Miller Exploration Company	Kelly E. Miller, President & CEO
	P.O. Box 348	kemiller@mexp.com
	Traverse City, MI 49685-0348	www.mexp.com
	Phone: (231) 941-0004	Deanna Cannon, CFO
	Fax: (231) 941-8312	dcannon@mexp.com

Miller Exploration Company

Consolidated Statement of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2003	2002
REVENUES
Natural gas	$2,829	$1,836
Crude oil and condensate	791	851
Other operating revenues	33	58

Total operating revenues	3,653	2,745
OPERATING EXPENSES
Lease operating expenses and production taxes	564	441
Depreciation, depletion and amortization	1,636	2,092
General and administrative	551	661

Total operating expenses	2,751	3,194
OPERATING INCOME	902	(449)

INTEREST EXPENSE	(15)	(196)

INCOME (LOSS) BEFORE INCOME TAXES	887	(425)

INCOME TAX PROVISION (CREDIT)	—	(220)

NET INCOME (LOSS) BEFORE CUMMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	887	(425)
CUMMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(450)	—

NET INCOME (LOSS)	$437	$(425)

Earnings (Loss) per Share
Basic	$0.22	$(0.22)
Diluted	$0.21	$(0.22)
Shares Basic	2,027	1,964
Shares Diluted	2,085	1,964
Gas Production (Mmcf)	426	667
Oil Production (Mbo)	26	46
Equivalent Production (Mmcfe)	582	943
Unit Price Gas	$6.64	$2.75
Unit Price Oil	$30.42	$18.50
Unit Price Mcfe	$6.22	$2.85
Average Costs ($ per Mcfe)
Lease operating expenses and production taxes	$0.97	$0.47
Depletion, depreciation and amortization	$2.81	$2.22
General and administrative	$0.95	$0.70